UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TALON INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-4654481 (I.R.S. Employer Identification No.)

21900 Burbank Boulevard, Suite 270
Woodland Hills, California 91367
(Address of Principal Executive Offices)

Restricted Stock Unit Agreements
 (Full Title of the Plans)

Lonnie D. Schnell, Chief Executive Officer
21900 Burbank Boulevard, Suite 270
Woodland Hills, California 91367
(Name and Address of Agent for Service)

(818) 444-4100
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Ryan Azlein, Esq.
Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, California 91403

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☐(Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, par value $.001 per share	11,557,000	$0.10	$1,155,700	$134.18
(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration.

(2)	Determined in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the Registration Fee.

EXPLANATORY NOTE

This registration statement on Form S-8 of Talon International, Inc. has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 11,557,000 shares of our common stock, par value $0.001 per share (the “Common Stock”), that may be issued pursuant to certain restricted stock unit agreements, as follows:

•
5,778,500 shares of Common Stock issuable to Lonnie D. Schnell pursuant to that certain Restricted Stock Unit Agreement, dated as of July 30, 2010, between us and Lonnie D. Schnell (the “Schnell Agreement”); and

•	5,778,500 shares of Common Stock issuable to Larry Dyne pursuant to that certain Restricted Stock Unit Agreement, dated as of July 30, 2010, between us and Larry Dyne (the “Dyne Agreement”).

The reoffer and resale of 11,557,000 shares of our common stock is being registered pursuant to a reoffer prospectus prepared in accordance with the requirements of Instruction C to Form S-8 and Part I of Form S-3.  The reoffer prospectus relates to the reoffer and resale of the shares to be issued to our affiliates, Lonnie D. Schnell and Larry Dyne, pursuant to the Schnell Agreement and the Dyne Agreement, respectively.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Except for the reoffer prospectus included herein, the document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1).  Such documents are not being filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.  Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

REOFFER PROSPECTUS

TALON INTERNATIONAL, INC.
11,557,000 SHARES OF COMMON STOCK
($0.001 par value)

This reoffer prospectus covers the reoffer and resale by the selling stockholders from time to time of up to 11,557,000 shares of our common stock to be issued pursuant to certain restricted stock unit agreements, consisting of:

•
5,778,500 shares of common stock issuable to Lonnie D. Schnell pursuant to that certain Restricted Stock Unit Agreement, dated as of July 30, 2010, between us and Lonnie D. Schnell (the “Schnell Agreement”); and

•
5,778,500 shares of common stock issuable to Larry Dyne pursuant to that certain Restricted Stock Unit Agreement, dated as of July 30, 2010, between us and Larry Dyne (the “Dyne Agreement”, together with the Schnell Agreement, collectively, the “Agreements”).

Each of Mr. Schnell and Mr. Dyne are “affiliates” of ours as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), and the shares acquired by each of Mr. Schnell and Mr. Dyne referenced above constitute “control securities” as such term is defined in General Instruction C.1(a) of Form S-8 under the Securities Act.

The prices at which the selling stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive any of the proceeds from the sale of the shares.  We will bear all expenses of registration incurred in connection with this offering.  The selling stockholders whose shares are being registered will bear all selling and other expenses.

Our common stock is traded on the OTCQB under the symbol “TALN”.  On June 23, 2011, the last reported sale price of our common stock on the OTCQB was $0.12 per share.

See “Risk Factors” beginning on page 7 to read about the risks you should consider carefully before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is June 24, 2011.

PROSPECTUS SUMMARY

About Talon International, Inc.

Talon International, Inc. is an apparel company that specializes in the manufacturing and distribution of a full range of apparel accessories including zippers and trim items to manufacturers of fashion apparel, specialty retailers and mass merchandisers.  We manufacture and distribute zippers under our Talon® brand name to manufacturers for apparel brands and retailers such as Abercrombie & Fitch, Wal-Mart, Kohl’s, Juicy Couture and Phillips-Van Heusen, among others.  We also provide full service outsourced trim design, sourcing and management services and supply specified trim items for manufacturers of fashion apparel such as Victoria’s Secret, Tom Tailor, Abercrombie & Fitch, American Eagle, Polo Ralph Lauren, New York and Company, Express, and others.  Under our Tekfit® brand, we develop and sell a stretch waistband that utilizes a patented technology that we license from a third party.

Corporate Information

We were incorporated in the State of Delaware in 1997.  We were formed to serve as the parent holding company of Tag-It, Inc., a California corporation, Tag-It Printing & Packaging Ltd., which changed its name in 1999 to Tag-It Pacific (HK) LTD, a BVI corporation, Tagit de Mexico, S.A. de C.V., Talon Technologies, Inc. (formerly A.G.S. Stationery, Inc.), a California corporation, and Pacific Trim & Belt, Inc., a California corporation. All of these companies were consolidated under a parent limited liability company in October 1997.  These companies became our wholly owned subsidiaries immediately prior to the effective date of our initial public offering in January 1998.  In 2000, we formed two wholly owned subsidiaries of Tag-It Pacific, Inc.:  Tag-It Pacific Limited, a Hong Kong corporation and Talon International, Inc., a Delaware corporation. During 2006 we formed two wholly owned subsidiaries of Talon International, Inc. (formerly Tag-It Pacific, Inc.): Talon Zipper (Shenzhen) Company Ltd. in China and Talon International Pvt. Ltd., in India. On July 20, 2007 we changed our corporate name from Tag-It Pacific, Inc. to Talon International, Inc.

Our Web site is www.talonzippers.com.  Our Web site address provided in this prospectus is not intended to function as a hyperlink and the information on our website is not and should not be considered part of this prospectus and is not incorporated by reference in this document.  The address of our principal executive office is 21900 Burbank Blvd., Suite 270, Woodland Hills, CA 91367 and our telephone number is (818) 444-4100.

About the Offering

This prospectus may be used only in connection with the resale by the selling stockholders of up to 11,557,000 shares of our common stock.

We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders using this prospectus.

The total number of securities registered under this registration statement on Form S-8 of which this prospectus is a part is 11,557,000 shares of our common stock.  We are presently authorized to issue 100,000,000 shares of common stock.  As of June 24, 2011, there were 20,400,808 shares of our common stock issued and outstanding.

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING SHARES OF OUR COMMON STOCK.  INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IF ANY OF THE FOLLOWING EVENTS OR OUTCOMES ACTUALLY OCCURS, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION WOULD LIKELY SUFFER.  AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO PURCHASE OUR COMMON STOCK.

If we lose our larger customers or they fail to purchase at anticipated levels, our sales and operating results will be adversely affected.

Our results of operations depend to a significant extent upon the commercial success of our larger customers.  If these customers fail to purchase our products at anticipated levels, or our relationship with these customers or the retailers they serve terminates, it may have an adverse effect on our results because:

•	We may lose a primary source of revenue if these customers choose not to purchase our products or services;

•	We may lose the nomination of the retailer or brand;

•	We may not be able to recoup development and inventory costs associated with this customer; and

•	We may not be able to collect our receivables from them.

U.S. and global financial and economic uncertainties could negatively affect our business, results of operations and financial condition.

Our performance is subject to worldwide economic conditions and their impact on levels of consumer spending that affect not only the ultimate consumer, but also retailers, which are served by many of our largest customers. The worldwide apparel industry is heavily influenced by general economic cycles. Purchases of fashion apparel and accessories tend to decline in periods of uncertainty or recession regarding future economic prospects, as disposable income declines. Many factors affect the level of consumer spending in the apparel industries, including, among others: prevailing economic conditions, levels of employment, salaries and wage rates, energy costs, interest rates, the availability of consumer credit, taxation and consumer confidence in future economic conditions. During periods of recession or economic uncertainty, we may not be able to maintain or increase our sales to existing customers, make sales to new customers, or maintain our earnings from operations as a percentage of net sales. As a result, our operating results may be adversely and materially affected by weak or downward trends in the United States or global economy.

The loss of key management and sales personnel could adversely affect our business, including our ability to obtain and secure accounts and generate sales.

Our success has and will continue to depend upon key management and sales personnel, many of whom would be difficult to replace.  The loss of the services of key employees could have a material adverse effect on our business, including our ability to establish and maintain client relationships.  Our future success will depend in large part upon our ability to attract and retain personnel with a variety of sales, operating and managerial skills.

Global credit conditions may increase our credit risks.

Most of our customers are extended credit terms which are approved by us internally.  While we attempt to cover as much of our credit risks as possible, not all of our risks can be fully covered due to the countries we operate in or the current credit conditions. Such exposure may translate into losses should there be any adverse changes to the financial condition of customers.

We operate in an industry that is subject to significant fluctuations in operating results that may result in unexpected reductions in revenue and stock price volatility.

We operate in an industry that is subject to seasonal and operational fluctuations that can significantly impact our results from quarter to quarter.  Factors that may influence our quarterly operating results include:

•	The volume and timing of customer orders received during the quarter;

•	The timing and magnitude of customers’ marketing campaigns;

•	The loss or addition of a major customer or of a major retailer nomination;

•	The availability and pricing of materials for our products;

•	The increased expenses incurred in connection with the introduction of new products;

•	Currency fluctuations;

•	Political factors that may affect the expected flow of commerce;

•	Delays caused by third parties; and

•	Changes in our product mix or in the relative contribution to sales of our subsidiaries.

Due to these factors, it is possible that in some quarters our operating results may be below our stockholders’ expectations and those of public market analysts.  If this occurs, the price of our common stock could be adversely affected.

Our products may not comply with various industry and governmental regulations and our customers may incur losses in their products or operations as a consequence of our non-compliance.

Our products are produced under strict supervision and controls to ensure that all materials and manufacturing processes comply with the industry and governmental regulations governing the markets in which these products are sold.  However, if these controls fail to detect or prevent non-compliant materials from entering the manufacturing process, our products could cause damages to our customer’s products or processes and could also result in fines being incurred.  The possible damages, replacement costs and fines could significantly exceed the value of our products and these risks may not be covered by our insurance policies.

If customers default on inventory purchase commitments with us, we will be left holding non-salable inventory.

We hold inventories for specific customer programs, which the customers have committed to purchase.  If any customer defaults on these commitments, or insists on markdowns, we may incur a charge in connection with our holding non-salable inventory and this would have a negative impact on our operations and cash flow.

Because we depend on a limited number of suppliers, we may not be able to always obtain materials when we need them and we may lose sales and customers.

Lead times for materials we order can vary significantly and depend on many factors, including the specific supplier, the contract terms and the demand for particular materials at a given time.  From time to time, we may experience fluctuations in the prices and disruptions in the supply of materials.  Shortages or disruptions in the supply of materials, or our inability to procure materials from alternate sources at acceptable prices in a timely manner, could lead us to miss deadlines for orders and lose sales and customers.

Our customers have cyclical buying patterns which may cause us to have periods of low sales volume.

Most of our customers are in the apparel industry.  The apparel industry historically has been subject to substantial cyclical variations.  Our business has experienced significant cyclical fluctuations due, in part, to customer buying patterns, which may result in periods of low sales usually in the first and fourth quarters of our financial year. Backlogs of sales orders are not considered material in the industries in which we compete, which reduces the predictability of revenues and reinforces the volatility of these cyclical buying patterns on our sales volume.

If we experience disruptions at any of our foreign facilities, we will not be able to meet our obligations and may lose sales and customers.

Currently, we do not operate duplicate facilities in different geographic areas.  Therefore, in the event of a regional disruption where we maintain one or more of our facilities, it is unlikely that we could shift our operations to a different geographic region and we may have to cease or curtail our operations in a selected area.  This may cause us to lose sales and customers.  The types of disruptions that may occur include:

•	Foreign trade disruptions;

•	Import restrictions;

•	Labor disruptions;

•	Embargoes;

•	Government intervention;

•	Natural disasters; or

•	Regional pandemics.

Counterfeit products are not uncommon in the apparel industry and our customers may make claims against us for products we have not produced, adversely impacting us by these false claims.

Counterfeiting of valuable trade names is commonplace in the apparel industry and while there are industry organizations and federal laws designed to protect the brand owner, these counterfeit products are not always detected and it can be difficult to prove the manufacturing source of these products.  Accordingly, we may be adversely affected if counterfeit products damage our relationships with customers, and we incur costs to prove these products are counterfeit, to defend ourselves against false claims and to pay for false claims.

On occasion, we have discovered that certain Chinese factories had counterfeited Talon zippers. We undertake efforts to eliminate and prosecute all offenders. Counterfeiting of known quality brand products is commonplace within China and in particular where retailers limit their sources to recognized brands such as Talon.  The full extent of counterfeiting of Talon products, its effect on our business operations and the costs to investigate and eliminate this activity are ongoing and are generally undeterminable.  However, based upon evidence available, we believe the impact is not significant to our current overall operations.  We continue to work closely with major retailers to identify these activities within the marketplace and will aggressively combat these efforts worldwide to protect the Talon brand.

Our business model is dependent on integration of information systems on a global basis and, to the extent that we fail to maintain and support our information systems, it can result in lost revenues.

We must consolidate and centralize the management of our subsidiaries and significantly expand and improve our financial and operating controls.  Additionally, we must effectively integrate the information systems of our worldwide operations with the information systems of our principal offices in California.  Our failure to do so could result in lost revenues, delay financial reporting or have adverse effects on the information reported.

Internet-based systems that we rely upon for our order tracking and management systems may experience disruptions and as a result we may lose revenues and customers.

To the extent that we fail to adequately update and maintain the hardware and software implementing our integrated systems, our customers may be delayed or interrupted due to defects in our hardware or our source code.  In addition, since our software is Internet-based, interruptions in Internet service generally can negatively impact our ability to use our systems to monitor and manage various aspects of our customer’s needs.  Such defects or interruptions could result in lost revenues and lost customers.

The future prospects for our Tekfit product group could be adversely affected if we are unsuccessful in resolving a dispute that now exists regarding our rights under our exclusive license and intellectual property agreement with Pro-Fit.

Pursuant to our agreement with Pro-Fit Holdings, Limited, we have exclusive rights in certain geographic areas to Pro-Fit’s stretch and rigid waistband technology.  We are in litigation with Pro-Fit regarding our rights.  See Item 3, “Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2010 which is incorporated herein by reference for a discussion of this litigation. Our business in this product group, and our future results of operations and financial condition could be adversely affected if we are unable to reach a settlement in a manner acceptable to us and ensuing litigation is not resolved in a manner favorable to us. Additionally, we have incurred significant legal fees in this litigation, and unless the case is settled, we could continue to incur additional legal fees in increasing amounts to protect our license position.

The outcome of any litigation in which we have been named as a defendant is unpredictable and an adverse decision in any such matter could have a material adverse effect on our financial position and results of operations.

We are defendants in various litigation matters. These claims may divert financial and management resources that would otherwise be used to benefit our operations. Although we believe that we have meritorious defenses to the claims made in each and all of the litigation matters to which we have been named a party and we intend to contest each lawsuit vigorously, no assurances can be given that the results of these matters will be favorable to us. We maintain product liability and director and officer insurance that we regard as reasonably adequate to protect us from potential claims; however, we cannot assure adequacy to cover any losses, or that we will be able to maintain our current levels of insurance at a reasonable cost or at all.

Unauthorized use of our proprietary technology may increase our litigation costs and adversely affect our sales.

We rely on trademark, trade secret and copyright laws to protect our designs and other proprietary property worldwide.  We cannot be certain that these laws will be sufficient to protect our property.  In particular, the laws of some countries in which our products are distributed or may be distributed in the future may not protect our products and intellectual rights to the same extent as the laws of the United States.  If litigation is necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, such litigation could result in substantial costs and diversion of resources.  This could have a material adverse effect on our operating results and financial condition.  Ultimately, we may be unable, for financial or other reasons, to enforce our rights under intellectual property laws, which could result in lost sales.

If our products infringe any other person’s proprietary rights, we may be sued and have to pay legal expenses and judgments and redesign or discontinue selling our products.

From time to time in our industry, third parties allege infringement of their proprietary rights.  Any infringement claims, whether or not meritorious, could result in costly litigation or require us to enter into royalty or licensing agreements as a means of settlement.  If we are found to have infringed the proprietary rights of others, we could be required to pay damages, cease sales of the infringing products and redesign the products or discontinue their sale.  Any of these outcomes, individually or collectively, could have a material adverse effect on our operating results and financial condition.

We may not be able to realize the anticipated benefits of acquisitions.

We may consider strategic acquisitions as opportunities arise.  Acquisitions involve numerous risks, including diversion of our management’s attention away from our operating activities.  We cannot assure you that we will not encounter unanticipated problems or liabilities relating to the integration of an acquired company’s operations, nor can we assure you that we will realize the anticipated benefits of any future acquisitions.

Our actual tax liabilities may differ from estimated tax resulting in unfavorable adjustments to our future results.

The amount of income taxes we pay is subject to ongoing audits by federal, state and foreign tax authorities.  Our estimate of the potential outcome of uncertain tax issues is subject to our assessment of relevant risks, facts and circumstances existing at that time. Our future results may include favorable or unfavorable adjustments to our estimated tax liabilities in the period the assessments are made or resolved, which may impact our effective tax rate and our financial results.

We have experienced and may continue to experience major fluctuations in the market price for our common stock.

The following factors could cause the market price of our common stock to decrease, perhaps substantially:

•	The failure of our quarterly operating results to meet expectations of investors or securities analysts;

•	Adverse developments in the financial markets, the apparel industry and the worldwide or regional economies;

•	Interest rates;

•	Changes in accounting principles;

•	Intellectual property and legal matters;

•	Sales of common stock by existing shareholders or holders of options;

•	Announcements of key developments by our competitors; and

•	The reaction of markets and securities analysts to announcements and developments involving our company.

If we need to sell or issue additional shares of common stock or assume additional debt to finance future growth, our stockholders’ ownership could be diluted or our earnings could be adversely impacted.

Our business strategy may include expansion through internal growth, by acquiring complementary businesses or by establishing strategic relationships with targeted customers and suppliers.  In order to do so, or to fund our other activities, we may issue additional equity securities that could dilute our stockholders’ value.  We may also assume additional debt and incur impairment losses to our intangible assets if we acquire another company.

We have adopted a number of anti-takeover measures that may depress the price of our common stock.

Our stockholders’ rights plan, our ability to issue additional shares of preferred stock and some provisions of our certificate of incorporation and bylaws and of Delaware law could make it more difficult for a third party to make an unsolicited takeover attempt of us.  These anti-takeover measures may depress the price of our common stock by making it more difficult for third parties to acquire us by offering to purchase shares of our stock at a premium to its market price.

CVC California, LLC (“CVC”) holds voting control of our outstanding voting securities, which could limit other stockholders’ ability to influence the outcome of key transactions.

With our entry into the Recapitalization Agreement (the “Recapitalization Agreement”) on July 30, 2010, we issued to CVC Series B Preferred Stock which upon conversion, when combined with the 1,750,000 shares of common stock already owned by CVC, represents 54.1% of the fully diluted number of shares of common stock and 69.6% of our company’s current outstanding voting securities immediately after the issuance of the Series B Preferred Stock.  In addition, the holders of Series B Preferred Stock have the right to elect a majority of our Board of Directors.  As a result, CVC has the voting power to determine the outcome of any matter submitted to a vote of the holders of our common stock, including the election of a majority of the members of our Board of Directors and any change in control transaction. This concentration of ownership of our voting securities could have the effect of delaying or preventing a change of control of our company or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of our company. This, in turn, could have a negative effect on the market price of our common stock.

We may face interruption of production and services due to increased security measures in response to terrorism.

Our business depends on the free flow of products and services through the channels of commerce.  In response to terrorists’ activities and threats aimed at the United States, transportation, mail, financial and other services may be slowed or stopped altogether.  Extensive delays or stoppages in transportation, mail, financial or other services could have a material adverse effect on our business, results of operations and financial condition.  Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of the activities and potential delays.  We may also experience delays in receiving payments from payers that have been affected by the terrorist activities.  The United States economy in general may be adversely affected by the terrorist activities and any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

FORWARD-LOOKING STATEMENTS

This reoffer prospectus contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  These forward-looking statements are subject to various risks and uncertainties.  The forward-looking statements include, without limitation, statements regarding our future business plans and strategies and our future financial position or results of operations, as well as other statements that are not historical.  You can find many of these statements by looking for words like “will”, “may”, “believes”, “expects”, “anticipates”, “plans” and “estimates” and for similar expressions.  Because forward-looking statements involve risks and uncertainties, there are many factors that could cause the actual results to differ materially from those expressed or implied.  These include, but are not limited to, economic conditions.  Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties.  Actual results may differ materially from those projected in this prospectus, for the reasons, among others, described in the Risk Factors section beginning on page 7.  You should read the Risk Factors section carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus.  We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The proceeds from the sales of the selling stockholders’ common stock will belong to the selling stockholders.  We will not receive any proceeds from such sales.

SELLING STOCKHOLDERS

The shares to which this reoffer prospectus relates are being registered for reoffer and resale by the selling stockholders, who acquired the shares pursuant to the Agreements.  The material relationships between us and the selling shareholders are described below.

Lonnie D. Schnell Employment Agreements

On March 16, 2006, we entered into an employment offer letter with Lonnie D. Schnell, pursuant to which Mr. Schnell served as our Chief Financial Officer on an “at-will” basis.  On June 18, 2008, we entered into an Executive Employment Agreement with Mr. Schnell, pursuant to which Mr. Schnell served as our Chief Executive Officer.  The employment agreement had a term continuing though December 31, 2010, which could have been extended to December 31, 2011.  Pursuant to this agreement, Mr. Schnell received an annual base salary of $275,000 for 2008, $300,000 for 2009 and $325,000 for each subsequent year of the term and was entitled to receive an annual incentive bonus, which for 2008 and 2009 was based upon our company’s earnings before interest, taxes, depreciation and amortization. Mr. Schnell is entitled to an auto allowance of $1,000 per month.  In the event that prior to the end of the term, Mr. Schnell’s employment was terminated by us “without cause” (as defined in the agreement), by Mr. Schnell for “good reason” (as defined in the agreement) or due to Mr. Schnell’s death or disability, then conditional upon his execution of a release of claims, Mr. Schnell or his estate would have received, in addition to all accrued salary, (a) severance payments equal to Mr. Schnell’s base salary for the  remaining term of the agreement or, in the case of death or disability, through December 31, 2010, (b) a prorated portion of the annual incentive bonus for the year in which the termination occurred, (c) full acceleration of vesting of the options issued to Mr. Schnell pursuant to the agreement and all other options held by him, and (d) continued medical coverage for Mr. Schnell and his  dependents for the remaining term of the agreement.  In connection with the employment agreement, Mr. Schnell was granted an option to purchase 900,000 shares of our common stock, which would vest in full on December 31, 2010 or upon a change of control of our company or upon termination of Mr. Schnell’s employment without cause, for good reason or due to his death or disability.

In connection with the Recapitalization Agreement, on July 30, 2010, we entered into an Executive Employment Agreement with Mr. Schnell, which replaced his June 18, 2008 employment agreement as a result of a change of control provision under the 2008 agreement.  Mr. Schnell’s new employment agreement provides that he will continue to serve as our Chief Executive Officer.  The employment agreement has a term continuing though December 31, 2013, which term may be extended to December 31, 2014.  Pursuant to this agreement, Mr. Schnell received an annual base salary of $325,000 for the period starting on July 30, 2010 through December 31, 2010.  Starting on January 1, 2011 through the remainder of the term of this agreement, Mr. Schnell’s annual base salary will be $350,000.  Such base salary may be increased, but not decreased, at the discretion of our Board of Directors.  Mr. Schnell will be entitled to receive an annual cash bonus in an amount equal to a percentage of his base salary upon us achieving actual adjusted EBITDA within a range, starting at 80%, of target adjusted EBITDA.  Mr. Schnell is entitled to an auto allowance of $1,000 per month.

In the event that prior to the end of the term, Mr. Schnell’s employment is terminated by us “without cause” (as defined in the agreement), by Mr. Schnell for “good reason” (as defined in the agreement) or due to Mr. Schnell’s death or disability, then conditional upon his execution of a release of claims, Mr. Schnell or his estate will be entitled to receive, in addition to all accrued salary, (a) severance payments equal to 18 months of Mr. Schnell’s base salary, (b) if the termination occurs prior to August 30, 2011, then 50% of his RSU Award (as described below) will vest as of the date of termination, (c) all options issued to Mr. Schnell shall remain outstanding for 18 months following termination, and (d) continued medical coverage for Mr. Schnell and his dependents for 18 months following termination.

Upon entering into his employment agreement dated July 30, 2010, Mr. Schnell (a) agreed to cancel all options to purchase shares of our common stock awarded to him on or before December 31, 2007, and such options were cancelled effective July 30, 2010, and (b) was awarded a restricted stock unit award (an “RSU Award”) for 5,778,500 shares of our common stock, which RSU Award shall vest 50% on a date which is 13 months following the grant date, and 10% on each date which is 18, 24, 30, 36 and 42 months following the grant date, subject to partial acceleration of vesting as part of the executives’ severance benefits and full acceleration of vesting upon a change in control of our company, as defined in the Schnell Agreement.

Other than the transactions and relationships described above, we had no material relationship with Mr. Schnell during the three years preceding the date of this prospectus.

Larry Dyne Employment Agreements

On June 18, 2008, we entered into an Executive Employment Agreement with Larry Dyne, pursuant to which Mr. Dyne served as our Executive Vice President of Global Sales.  In May 2009, Mr. Dyne was promoted to President of our company. The employment agreement had a term continuing through December 31, 2010, which could have been extended to December 31, 2011.  Pursuant to this agreement, Mr. Dyne received an annual base salary of $250,000 for 2008, $275,000 for 2009 and $300,000 for each subsequent year of the term and was entitled to receive an annual incentive bonus, which for 2008 and 2009 was based upon our company’s earnings before interest, taxes, depreciation and amortization.  Mr. Dyne was entitled to an auto allowance of $950 per month.  In the event that prior to the end of the term, Mr. Dyne’s employment was terminated by us “without cause” (as defined in the agreement), by Mr. Dyne for “good reason” (as defined in the agreement) or due to Mr.  Dyne’s death or disability, then conditional upon his execution of a release of claims, Mr. Dyne or his estate would have received, in addition to all accrued salary, (a) severance payments equal to Mr. Dyne’s base salary for the remaining term of the agreement or, in the case of death or disability, through December 31, 2010, (b) a prorated portion of the annual incentive  bonus for the year in which the termination  occurred, (c) full acceleration of vesting of the options issued to Mr.  Dyne pursuant to the agreement and all other options held by him and (d) continued medical coverage for Mr. Dyne and his dependents for the remaining term of the agreement.  In connection with the employment agreement, Mr. Dyne was granted an option to purchase 700,000 shares of our common stock, which would vest in full on December 31, 2010 or upon a change of control of our company or upon termination of Mr. Dyne’s employment without cause, for good reason or due to his death or disability.

In connection with the Recapitalization Agreement, on July 30, 2010, we entered into an Executive Employment Agreement with Mr. Dyne, which replaced his June 18, 2008 employment agreement as a result of a change of control provision under the 2008 agreement.  Mr. Dyne’s new employment agreement provides that he will continue to serve as our President.  The employment agreement has a term continuing though December 31, 2013, which term may be extended to December 31, 2014.  Pursuant to this agreement, Mr. Dyne received an annual base salary of $300,000 for the period starting on July 30, 2010 through December 31, 2010.  Starting on January 1, 2011 through the remainder of the term of this agreement, Mr. Dyne’s annual base salary will be $325,000.  Such base salary may be increased, but not decreased, at the discretion of our Board of Directors.  Mr. Dyne will be entitled to receive an annual cash bonus in an amount equal to a percentage of his base salary upon us achieving actual adjusted EBITDA within a range, starting at 80%, of target adjusted EBITDA.  Mr. Dyne is entitled to an auto allowance of $950 per month.

In the event that prior to the end of the term, Mr. Dyne’s employment is terminated by us “without cause” (as defined in the agreement), by Mr. Dyne for “good reason” (as defined in the agreement) or due to Mr. Dyne’s death or disability, then conditional upon his execution of a release of claims, Mr. Dyne or his estate will be entitled to receive, in addition to all accrued salary, (a) severance payments equal to 18 months of Mr. Dyne’s base salary, (b) if the termination occurs prior to August 30, 2011, then 50% of his RSU Award (as described below) will vest as of the date of termination, (c) all options issued to Mr. Dyne shall remain outstanding for 18 months following termination, and (d) continued medical coverage for Mr. Dyne and his dependents for 18 months following termination.

Upon entering into his employment agreement dated July 30, 2010, Mr. Dyne (a) agreed to cancel all options to purchase shares of our common stock awarded to him on or before December 31, 2007, and such options were cancelled effective July 30, 2010, and (b) was awarded a RSU Award for 5,778,500 shares of our common stock, which RSU Award shall vest 50% on a date which is 13 months following the grant date, and 10% on each date which is 18, 24, 30, 36 and 42 months following the grant date, subject to partial acceleration of vesting as part of the executives’ severance benefits and full acceleration of vesting upon a change in control of our company, as defined in the Dyne Agreement.

Other than the transactions and relationships described above, we had no material relationship with Mr. Dyne during the three years preceding the date of this prospectus.

Selling Stockholder Table

Up to 11,557,000 shares of our common stock that we may issue in the future pursuant to the terms of the Agreements are being registered under the registration statement of which this prospectus is a part.  Each of Mr. Schnell and Mr. Dyne are an “affiliate” of ours (as such term is defined in Rule 405 under the Securities Act).

The inclusion of the shares of common stock in the table below does not constitute a commitment to sell any shares.

The selling stockholders may from time to time resell all, a portion, or none of the shares of our common stock covered by this prospectus. The following table sets forth information as of June 24, 2011 with respect to the beneficial ownership of our common stock by each selling stockholder whose identity is known as of the date of this prospectus and the number of shares of our common stock held by such selling stockholders as of the date of this prospectus that are covered by this prospectus. The address for each executive officer, director, and employee listed below is c/o Talon International, Inc., 21900 Burbank Boulevard, Suite 270, Woodland Hills, California 91367.

The following table sets forth: (a) the name of each selling stockholder; (b) the number of shares of our common stock beneficially owned by such selling stockholder prior to this offering; (c) the number of shares of our common stock offered by such selling stockholder pursuant to this prospectus; and (d) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be beneficially owned by such selling stockholder after this offering, assuming that all of the shares of our common stock beneficially owned by such selling stockholder and offered pursuant to this reoffer prospectus are sold and that the selling stockholder acquires no additional shares of our common stock prior to the completion of this offering.  Such data is based upon information provided by the selling stockholder.

Name	Common Stock Owned Prior to the Offering	Common Stock Being Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering	Percentage of Common Stock Owned Upon Completion of this Offering
Lonnie D. Schnell (1)	7,503,500	5,778,500	1,725,000	5.1%
Larry Dyne (2)	7,118,100	5,778,500	1,339,600	4.0%

(1)
Consists of (i) 125,000 shares of our common stock, (ii) 1,600,000 shares of our common stock reserved for issuance upon exercise of stock options that are currently exercisable and (iii) 5,778,500 shares of our common stock awarded under the Schnell Agreement to Mr. Schnell, who is our “affiliate” (as such term is defined in Rule 405 under the Securities Act).

(2)
Consists of (i) 129,600 shares of our common stock, (ii) 1,210,000 shares of our common stock reserved for issuance upon exercise of stock options that are currently exercisable and (iii) 5,778,500 shares of our common stock awarded under the Dyne Agreement to Mr. Dyne, who is our “affiliate” (as such term is defined in Rule 405 under the Securities Act).

PLAN OF DISTRIBUTION

The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling stockholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer.  The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The selling stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholder may use any one or more of the following methods when selling shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	An exchange distribution in accordance with the rules of the applicable exchange;

•	Privately negotiated transactions;

•	Settlement of short sales;

•	Broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	A combination of any such methods of sale; and

•	Any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as a selling stockholder under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We will pay all fees and expenses incident to the registration of the shares.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents.  We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering of securities is terminated.  The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.

The documents we incorporate by reference are:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2010 (File No. 001-13669);

2.	Our Current Report on Form 8-K, filed May 12, 2011 (File No. 001-13669);

3.	Our Quarterly Report on Form 10-Q, filed May 12, 2011 (File No. 001-13669);

4.	Our Current Report on Form 8-K, filed May 31, 2011 (File No. 001-13669);

5.	Our Current Report on Form 8-K, filed June 7, 2011 (File No. 001-13669);

6.
The description of our capital stock contained in our Registration Statement on Form 8-A filed December 4, 1997 (File No. 001-13669), including any amendment or report filed for the purpose of updating such description; and

7.
All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act subsequent to the date of this reoffer prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.

You may request a copy of these filings, as well as a copy of the documents required to be delivered to employees pursuant to Rule 428(b), at no cost, by writing or calling us at Talon International, Inc., 21900 Burbank Boulevard, Suite 270 Woodland Hills, California 91367, (818) 444-4100, Attention: Secretary.

You should rely only on the information contained in this reoffer prospectus or any supplement and in the documents incorporated by reference above.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.  Our Bylaws provide that we shall indemnify our director and officers to the fullest extent not prohibited by the Delaware General Corporation Law, subject to limited exceptions.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC.  Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document.  With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit.  For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580 Washington, D.C. 20549.  Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates.  Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed through the SEC’s EDGAR System.  The web site can be accessed at http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance with those requirements, will continue to file periodic reports, proxy statements and other information with the SEC.  These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference rooms and the SEC’s website referred to above.

LEGAL MATTERS

Stubbs Alderton & Markiles, LLP, Sherman Oaks, California, has rendered to Talon International, Inc. a legal opinion as to the validity and due issuance of the shares of our common stock covered by this prospectus.

EXPERTS

The consolidated financial statements at December 31, 2010 and for the fiscal year then ended incorporated in this reoffer prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of SingerLewak LLP (our current independent registered accounting firm), given on the authority of said firm as experts in auditing and accounting.

Part II

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by us with the SEC are incorporated in this registration statement by reference:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2010 (File No. 001-13669);

2.	Our Current Report on Form 8-K, filed May 12, 2011 (File No. 001-13669);

3.	Our Quarterly Report on Form 10-Q, filed May 12, 2011 (File No. 001-13669);

4.	Our Current Report on Form 8-K, filed May 31, 2011 (File No. 001-13669);

5.	Our Current Report on Form 8-K, filed June 7, 2011 (File No. 001-13669);

6.
The description of our capital stock contained in our Registration Statement on Form 8-A filed December 4, 1997 (File No. 001-13669), including any amendment or report filed for the purpose of updating such description; and

7.
All other reports filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this reoffer prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.

Item 4.                      Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.              Interests of Named Experts and Counsel.

Not applicable.

Item 6.              Indemnification of Directors and Officers.

Our Certificate of Incorporation and Bylaws provide for the indemnification by us of each of our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

In addition, Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation provides that a director of our company shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.  Section 102(o)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

Item 7.              Exemption from Registration.

The securities that are to be reoffered or resold pursuant to this registration statement were issued pursuant to the restricted stock unit agreements described in this registration statement in transactions exempt from registration pursuant to Section 4(2) under the Securities Act of 1933.

Item 8.                        Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit No.	Exhibit Description

5.1	Opinion of Stubbs Alderton & Markiles, LLP

23.1	Consent of SingerLewak LLP

23.3	Consent of Stubbs Alderton & Markiles, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of the signature page)

Item 9.               Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) the undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 24 day of June, 2011.

Talon International, Inc.
(Registrant)

By:	/s/ Lonnie D. Schnell
Lonnie D. Schnell
Chief Executive Officer
(Principal Executive Officer)

Each person whose signature appears below constitutes and appoints Lonnie D. Schnell as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file a new registration statement under Rule 461 or Instruction E of Form S-8 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Lonnie D. Schnell	Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting and Financial Officer), Director	June 24, 2011
Lonnie D. Schnell
/s/ Mark Dyne
Mark Dyne	Director	June 24, 2011
/s/ David Ellis
David Ellis	Director	June 24, 2011
/s/ Mark J. Hughes
Mark Hughes	Director	June 24, 2011
/s/ Michael Francis Snyder
Michael Francis Snyder	Director	June 24, 2011

EXHIBIT INDEX

Exhibit No.	Exhibit Description

5.1	Opinion of Stubbs Alderton & Markiles, LLP

23.1	Consent of SingerLewak LLP

23.3	Consent of Stubbs Alderton & Markiles, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included as part of the signature page)